UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 25, 2012

Date of Report (Date of earliest event reported)

FORTRESS INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51426	20-2027651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7226 Lee DeForest Drive, Suite 104
Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

(410) 423-7438
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2012, Fortress International Group, Inc. (the “Company”) entered into a letter agreement (the “Amendment”) with Harvey L. Weiss, Vice Chairman of the Board of Directors of the Company, amending and supplementing those certain letter agreements between the Company and Mr. Weiss, dated November 9, 2011 and January 20, 2012. Under those letter agreements, Mr. Weiss agreed to provide services to the Company on a discrete project basis during each calendar quarter as directed and identified by the Chief Executive Officer of the Company. If Mr. Weiss provides such services during a calendar quarter, Mr. Weiss receives $15,000 in additional compensation per calendar quarter, less applicable withholdings. Under the Amendment, Mr. Weiss agreed to provide additional services during the third calendar quarter of 2012. As compensation for these services, Mr. Weiss will receive additional payments up to a total of $30,000, less any applicable withholding amounts. This amount is in addition to the $15,000 payment already received by Mr. Weiss for services performed during the third quarter of 2012. Mr. Weiss is also entitled to receive, at the sole discretion of the Company’s Chief Executive Officer, an additional amount of $15,000, less any applicable withholding amounts, within 15 days of September 30, 2012. A copy of the Amendment is filed as an exhibit to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1 Letter Agreement, dated July 25, 2012, between the Company and Harvey L. Weiss.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/Anthony Angelini
Anthony Angelini
Chief Executive Officer

Date: July 25, 2012